Exhibit 4.9.8

THIS SECOND AMENDED AND RESTATED PARTICIPATION, PURCHASE AND SALE AGREEMENT (as amended, this “Agreement”) is made as of this 18th day of September, 2009, by and among THE HERTZ CORPORATION, a Delaware corporation (“Hertz”), individually and as lessee and servicer, HERTZ GENERAL INTEREST LLC, a Delaware limited liability company (“HGI”) and HERTZ VEHICLE FINANCING LLC, a Delaware limited liability company (“HVF”).  Except as otherwise specified, capitalized terms used but not defined herein have the respective meanings set forth in Schedule I to the Third Amended and Restated Base Indenture, dated as of September 18, 2009, between HVF and the Trustee; provided, that, if any such capitalized term is defined in the Base Indenture, but has a corresponding Segregated Series-specific definition set forth in the related Segregated Series Supplement, the capitalized term set forth herein shall have the meaning of the corresponding Segregated Series-specific definition set forth in the applicable Segregated Series Supplement in all contexts relating to the HVF Segregated Vehicles and HVF Segregated Vehicle Collateral that constitute Series-Specific Collateral for such Segregated Series; provided, further, that if any capitalized term is defined in each of the Base Indenture and the HGI Lease, the definition of such capitalized term set forth in the HGI Lease shall apply in all contexts relating to the HGI Vehicles and HGI Vehicle Collateral.

WHEREAS, Hertz, HGI and HVF entered into a Participation, Purchase and Sale Agreement made as of the 18th day of September, 2002, as amended pursuant to Amendment No. 1 to Participation, Purchase and Sale Agreement dated as of March 31, 2004;

WHEREAS, Hertz, HGI and HVF entered into an Amended and Restated Participation, Purchase and Sale Agreement made as of the 21st day of December, 2005 (as amended, the “Prior Agreement”);

WHEREAS, Hertz, HGI and HVF desire to amend and restate the Prior Agreement in its entirety as set forth herein;

WHEREAS, Hertz is engaged in the business of renting passenger automobiles and light-duty trucks (“Vehicles”) to customers;

WHEREAS, Hertz desires to arrange for HGI and HVF to finance and acquire Vehicles, and to lease the Vehicles to Hertz from time to time pursuant to two or more separate lease agreements (the “HGI Lease”, the “HVF Lease” and any lease agreement relating to a Segregated Series (a “Segregated Series Lease”, together with the HGI Lease and the HVF Lease, the “Leases”);

WHEREAS, for reasons of administrative convenience, the Servicer, on behalf of HGI, will order Vehicles for purchase by HGI and for sale by HGI to HVF, and HVF will purchase Vehicles ordered for it from HGI (HGI, in such capacity, a “Seller”, and HVF, in such capacity, a “Purchaser”);

WHEREAS, for reasons of administrative convenience, Vehicles purchased by HGI, including the Vehicles subsequently sold to HVF, will be titled in the name of Hertz Vehicles LLC, as nominee titleholder for HGI or HVF, as applicable, pursuant to the Nominee Agreement;

WHEREAS, for reasons of administrative convenience, the Collateral Agent will be named as lienholder on the Certificates of Title for certain Vehicles purchased by HGI, including certain Vehicles subsequently sold by HGI to HVF, for the benefit of the Secured Parties;

WHEREAS, from time to time, the Lessee may desire to lease a particular Vehicle pursuant to the HGI Lease rather than the HVF Lease or any Segregated Series Lease, or vice versa, and in order to effect such change HGI and HVF agree to purchase Vehicles from one another on the terms set forth herein (each of HGI and HVF, in the capacity of seller, a “Seller,” and in the capacity of purchaser, a “Purchaser”);

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

AMOUNTS AND TERMS OF PURCHASES

SECTION 1.01.  General.  Each of HGI and HVF agrees that, subject to the satisfaction of the conditions set forth in Section 2.8 of the Leases (or the applicable section with respect to any Segregated Series Lease), it will lease to the Lessee as many Vehicles as the Lessee desires to lease, provided that HGI or HVF, as applicable, has sufficient available funds to purchase such Vehicles in accordance with this Agreement.  The parties agree that, from time to time, the Lessee will notify HGI, and HGI will notify the Servicer and HVF, in writing, that the Lessee desires to lease Vehicles pursuant to the Leases.  Upon the receipt of such notice, the Servicer shall order the requested Vehicles in accordance with Section 1.02.

SECTION 1.02.  Ordering Vehicles.   HGI hereby appoints Hertz, as Servicer, to act as HGI’s agent in placing vehicle orders on behalf of HGI pursuant to the terms of the Manufacturer Programs with respect to Program Vehicles and as otherwise agreed by the Servicer and a dealer or buying representative with respect to Non-Program Vehicles.  The Servicer agrees that all Program Vehicles ordered as provided herein shall be ordered utilizing the procedures consistent with the applicable Manufacturer Program.  The Servicer will be responsible for taking delivery of the Vehicles and conducting pre-delivery inspection of Vehicles, filing claims on behalf of HGI (or, in the case of Vehicles that have been purchased by HVF in accordance with this Agreement prior to the delivery of such Vehicle, HVF) for damage in transit and other Manufacturer delivery claims related to the Vehicles, facilitating payment for Vehicles, titling Vehicles in accordance with the Nominee Agreement (or any nominee agreement relating to a Segregated Non-Nominee Series) and liening Vehicles in accordance with the Collateral Agency Agreement (or any collateral agency agreement relating to a Segregated Non-Collateral Agency Series), and performing other duties with respect to Vehicles.  The Servicer may arrange to have the Vehicles delivered to a location selected by the Lessee at the Lessee’s expense to the extent that any such expense has not been included in the Capitalized Cost of such Vehicle.

SECTION 1.03.  Vehicle Payment and Acceptance.  (a)  In accordance with the payment terms agreed to between HGI and each Manufacturer, authorized dealer or other Person that sells a Vehicle to HGI, HGI shall pay to such party the Capitalized Cost of such Vehicle.  In accordance with the purchase terms agreed to between HGI and each Manufacturer, title to such Vehicle shall pass to HGI upon its payment for such Vehicle (or, in the case of a Vehicle manufactured by Volvo, upon delivery of such Vehicle to HGI).  The Lessee shall pay all applicable costs and expenses of freight, packing, handling, storage, shipment and delivery of such Vehicle and sales and use tax (if any) to the extent that the same have not been included in the Capitalized Cost of such Vehicle.

(b)  The Lessee agrees that payment by HGI for a Vehicle in accordance with this Section 1.03 will constitute confirmation by the Lessee that it has accepted such Vehicle, and that the conditions precedent to the lease of such Vehicle under the HGI Lease have been satisfied, provided that the Lessee will have the option to reject any such Vehicle that may be rejected pursuant to the terms of the applicable Manufacturer Program with respect to Program Vehicles, or in accordance with its customary business practices with respect to Non-Program Vehicles.

SECTION 1.04.  New Vehicle Notices.  Within seven Business Days of payment by HGI for each Vehicle (or, in the case of a Vehicle manufactured by Volvo, within seven Business Days of the later of the date of delivery and the date of invoice for such Vehicle), the Lessee will determine whether it desires HGI to retain ownership of such Vehicle, or sell it to HVF (each such Vehicle a “New Vehicle”, and each New Vehicle to be purchased by HVF as an HVF Vehicle, a “New HVF Vehicle” and each New Vehicle to be purchased by HVF as an HVF Segregated Vehicle, a “New HVF Segregated Vehicle”, and the New HVF Vehicles and New HVF Segregated Vehicles together, the “New ABS Vehicles”).  Upon making its determination with respect to each New Vehicle, the Lessee shall then give notice of such determination (specifying, if applicable, whether such New Vehicle is a New HVF Vehicle or a New HVF Segregated Vehicle) to the Servicer and the Servicer shall deliver a notice to HGI, HVF, the Nominee (or, if applicable, the nominee with respect to the related Segregated Non-Nominee Series), the Collateral Agent (or, if applicable, the collateral agent with respect to the related Segregated Non-Collateral Agency Series) and, in respect of each New ABS Vehicle, the Trustee, setting forth the information listed in Exhibit A hereto with respect to such New Vehicle (each such notice a “New Vehicle Schedule”), including, if applicable, the proposed effective date of the transfer of such New ABS Vehicle to HVF.

SECTION 1.05.  New HVF Vehicle Payment and Acceptance.  (a)  On the proposed effective date of the sale and transfer of any New ABS Vehicle to HVF set forth in the New Vehicle Schedule delivered pursuant to Section 1.04, HVF shall, subject to the satisfaction of the conditions set forth in Section 2.02, pay to HGI an amount equal to the Capitalized Cost of such New ABS Vehicle; provided, that, for the avoidance of doubt, the Capitalized Cost with respect to any New HVF Vehicle shall be paid from amounts arising from or constituting the Collateral and the Capitalized Cost with respect to any New HVF Segregated Vehicle shall be paid from amounts arising from or constituting the Series-Specific Collateral with respect to the Segregated Series for whose benefit such New HVF Segregated Vehicle is pledged.  HVF shall make payments in immediately available funds to or at the direction of HGI.

(b)  Hertz, HGI and HVF hereby agree that title to each New ABS Vehicle shall pass to HVF upon satisfaction of the conditions set forth in Section 2.02 in respect of such New ABS Vehicle.  The Lessee agrees that payment of the purchase price for a New ABS Vehicle by HVF under this Section 1.05 will constitute confirmation by the Lessee that it has accepted such New ABS Vehicle, and that the conditions precedent to the lease of such New HVF Vehicle under the HVF Lease or such New HVF Segregated Vehicle under the applicable Segregated Series Lease, as applicable, have been satisfied, provided that the Lessee will have the option to reject any such New ABS Vehicle that may be rejected pursuant to the terms of the applicable Manufacturer Program with respect to Program Vehicles, or in accordance with its customary business practices with respect to Non-Program Vehicles.  If the Lessee rejects a New ABS Vehicle after payment for such New ABS Vehicle has been made by HVF, HGI shall repurchase such New ABS Vehicle within five Business Days of such rejection for an amount equal to the Capitalized Cost of such New ABS Vehicle (a “Rejected Vehicle Payment”).  If the Lessee rejects a New ABS Vehicle after payment for such New ABS Vehicle has been made, the Lessee shall give notice of such rejection to the Servicer and the Servicer shall then deliver a notice to HGI, HVF, the Nominee (or, if applicable, the nominee with respect to the related Segregated Non-Nominee Series), the Collateral Agent (or, if applicable, the collateral agent with respect to the related Segregated Non-Collateral Agency Series) and the Trustee setting forth the information listed in Exhibit B with respect to such rejected New ABS Vehicle (each such notice a “Rejected Vehicle Schedule”, and each such New ABS Vehicle, a “Rejected Vehicle”), including the proposed effective date of the repurchase by HGI.  HVF and HGI hereby agree that title to a Rejected Vehicle shall pass to HGI upon payment to HVF of the related Rejected Vehicle Payment.  If HGI fails to make the Rejected Vehicle Payment with respect to a Rejected Vehicle to HVF within five Business Days of the rejection by the Lessee of such Vehicle, the Servicer shall immediately make the Rejected Vehicle Payment to HVF on behalf of HGI.

(c)  HGI hereby assigns to HVF, with respect to any New ABS Vehicle that HVF purchases from HGI in accordance with this Section 1.05, all rights that HGI has against the Manufacturer of such New ABS Vehicle.  This clause (c) shall apply to any New ABS Vehicle whether or not it has been delivered to the Lessee at the time of its sale to HVF.

(d)  HGI agrees that it will pay to HVF any Invoice Adjustments paid or payable to HGI by a Manufacturer in respect of a New ABS Vehicle.  HVF agrees that it will pay to

HGI any Invoice Adjustments paid or payable by HGI to a Manufacturer in respect of a New ABS Vehicle; provided, that, for the avoidance of doubt, the Invoice Adjustments payable by HVF with respect to any New HVF Vehicle shall be paid from amounts arising from or constituting the Collateral and the Invoice Adjustments payable by HVF with respect to any New HVF Segregated Vehicle shall be paid from amounts arising from or constituting the Series-Specific Collateral with respect to the Segregated Series for whose benefit such New HVF Segregated Vehicle is pledged.  Invoice Adjustments will be payable by HGI to HVF within 5 Business Days after notification from a Manufacturer to HGI that Invoice Adjustments are payable by such Manufacturer to HGI in respect of a New ABS Vehicle.  Invoice Adjustments will be payable by HVF to HGI within 5 Business Days of notification from HGI to HVF that a Manufacturer has notified HGI that Invoice Adjustments are payable to such Manufacturer by HGI.  “Invoice Adjustments” means payments from or to a Manufacturer representing the difference between the estimated Capitalized Cost of a Vehicle as reflected on its invoice, and the actual Capitalized Cost of such Vehicle.

SECTION 1.06.  Vehicle Transfers.  (a)  From time to time, the Lessee may desire to lease a particular Vehicle pursuant to the HVF Lease or any Segregated Series Lease rather than the HGI Lease, or vice versa.  The parties hereto agree that the Lessee may effect such a change with respect to a particular Vehicle by delivering a notice to HVF, HGI, the Nominee, the nominee with respect to the related Segregated Non-Nominee Series, the Servicer, the Collateral Agent, the collateral agent with respect to the related Segregated Non-Collateral Agency Series, and the Trustee setting forth the information listed in Exhibit C with respect to such Vehicle (each such notice a “Transferred Vehicle Schedule”), including the proposed effective date of the transfer of such Vehicle; provided, however, that the Lessee may not cause HVF to sell to HGI a Non-Program Vehicle or a Segregated Non-Program Vehicle for a Transfer Price that is less than the Termination Value of such Vehicle immediately prior to the transfer thereof.  This Section 1.06 does not apply to the initial treatment of New Vehicles under Section 1.04.

SECTION 1.07.  Transferred Vehicle Payments.  On the proposed effective date of the transfer of any Vehicle pursuant to Section 1.06, subject to the satisfaction of the conditions set forth in Section 2.02, the applicable Purchaser shall pay to the applicable Seller the Reasonably Equivalent Value of such Vehicle (in each case, the “Transfer Price”); provided, that, for the avoidance of doubt, the Transfer Price with respect to any Vehicle that will be leased pursuant to the HVF Lease shall be paid from amounts arising from or constituting the Collateral and the Transfer Price with respect to any Vehicle that will be leased pursuant to a particular Segregated Series Lease shall be paid from amounts arising from or constituting the Series-Specific Collateral with respect to the Segregated Series for whose benefit such Vehicle will be pledged. “Reasonably Equivalent Value” means (i) with respect to a Vehicle that is subject to a Manufacturer Program that provides that such Vehicle must be resold to the applicable Manufacturer, the Termination Value of such Vehicle, (ii) with respect to any other Vehicle that is subject to a Manufacturer Program, the greater of the Market Value of such Vehicle and the Termination Value of such Vehicle immediately prior to the transfer thereof and (iii) with respect to any other Vehicle, the Market Value for such Vehicle.  The applicable Seller and the applicable Purchaser hereby agree that title to each Vehicle transferred pursuant to Section 1.06 shall pass to the applicable Purchaser upon satisfaction of the conditions set forth in Section 2.02 in respect of such Vehicle.  All payments to HVF hereunder relating to HVF Vehicles shall be deposited into the Collection Account and all payments to HVF relating to HVF Segregated Vehicles constituting Series-Specific Collateral with respect to a particular Segregated Series, unless otherwise specified in the related Segregated Series Supplement, shall be deposited into the collection account, or similar account, for such Segregated Series.

SECTION 1.08.  Hertz as Servicer.  Each of HGI and HVF hereby appoints Hertz as Servicer to be responsible for ordering and receiving Vehicles pursuant to Section 1.02, and all administrative details relating to Vehicle transfers under Sections 1.04 through 1.07, including transfer of funds, the preparation of documentation, the calculation of purchase price amounts, and the provision of information under this Agreement.  The Servicer shall be responsible for ensuring that all information included in New Vehicle Schedules, Rejected Vehicle Schedules and Transferred Vehicle Schedules is true and correct.  HGI and HVF will cooperate, at the Servicer’s expense, with the Servicer’s performance in accordance with the terms of this Section 1.08.

SECTION 1.09.  Chrysler Vehicles.  If the Lessee leases Program Vehicles subject to a Guaranteed Depreciation Program with Old Chrysler or one of its affiliates (“Chrysler Vehicles”) under the Leases, the Lessee agrees that all such Chrysler Vehicles will be owned by HGI and leased under the HGI Lease, owned by HVF and leased under the HVF Lease or owned by HVF and leased under a Segregated Series Lease.  This Section 1.09 does not apply to the initial treatment of Chrysler Vehicles that are New ABS Vehicles and that are purchased from HGI by HVF in accordance with Section 1.05.

SECTION 1.10.  Hertz as Lessee.  Hertz, as Lessee, agrees that upon a transfer of a Vehicle from the HGI Lease to the HVF Lease or a Segregated Series Lease or vice versa pursuant to this Agreement, Hertz relinquishes all rights that it has in such Vehicle pursuant to the Lease under which such Vehicle was leased prior to such transfer.

ARTICLE 2

CONDITIONS OF PURCHASES

SECTION 2.01.  Conditions Precedent to the Obligations of HVF, HGI and Hertz.  The obligations of HVF, HGI, the Lessee and the Servicer hereunder are subject to the satisfaction of each of the following conditions:

(a)  This Agreement has been duly authorized by each of HVF, HGI and Hertz, and all necessary corporate action has been taken and all necessary governmental approvals, if any, have been obtained with respect to this Agreement by each of HVF, HGI and Hertz;

(b)  With respect to all obligations relating to a particular Lease, such Lease has been duly authorized by each of the parties thereto, and all necessary corporate action has been taken and all necessary governmental approvals, if any, have been obtained with respect to such Lease by each of the parties thereto; and

(c)  With respect to all obligations relating to Vehicles with respect to which the Nominee acts as nominee titleholder, the Nominee Agreement has been duly authorized by each of the parties thereto, and all necessary corporate action has been taken and all necessary governmental approvals, if any, with respect to the Nominee Agreement have been obtained by each of the parties thereto.

(d)  With respect to all obligations relating to Vehicles of a particular Segregated Non-Nominee Series, the related nominee agreement has been duly authorized by each of the parties thereto, and all necessary corporate action has been taken and all necessary governmental approvals, if any, with respect to such nominee agreement have been obtained by each of the parties thereto.

SECTION 2.02.  Conditions Precedent to Each Purchase.  Each purchase of a New ABS Vehicle or Transferred Vehicle hereunder (each, a “Purchase”) shall be subject to the further conditions precedent that:

(a)  on the date of such Purchase and after giving effect to such Purchase, the following statements shall be true (and the Purchaser, by making payment for such New ABS Vehicle or such Transferred Vehicle, and the Seller, by accepting such payment, shall be deemed to have certified that):

(i)  the representations and warranties contained in Sections 3.01 and 3.02 are correct on and as of the date of such Purchase as though made on and as of such date;

(ii)  with respect to any such Purchase of a New HVF Vehicle or Transferred Vehicle which was leased pursuant to the HVF Lease immediately prior to such Purchase, no event has occurred and is continuing, or would result from such Purchase, that constitutes an HVF Vehicle Termination Event (as such term is defined in Section 6.01);

(iii)  with respect to any such Purchase of a New HVF Segregated Vehicle pledged for the benefit of any Segregated Series or a Transferred Vehicle which was leased pursuant to a Segregated Series Lease relating to any Segregated Series immediately prior to such Purchase, no event has occurred and is continuing, or would result from such Purchase, that constitutes an HVF Segregated Vehicle Termination Event (as such term is defined in Section 6.01) with respect to such Segregated Series;

(iv)  the Purchase is allowed under the Related Documents;

(v)  the Purchaser shall have paid the Capitalized Cost of such New ABS Vehicle or Transfer Price of such Transferred Vehicle in accordance with Sections 1.05 and 1.07;

(vi)  the Vehicle being purchased is an HGI Eligible Vehicle or an Eligible Vehicle;

(vii)  the conditions to leasing such Vehicle under Section 2.8 of the HVF Lease or HGI Lease or the analogous section in any Segregated Series Lease, as applicable, shall have been satisfied; and

(viii)  in the case of a New HVF Vehicle and, unless otherwise specified in the Related Documents related to a Segregated Series, a New HVF Segregated Vehicle financed under a dealer’s floor plan line of credit provided by Ford Motor Credit Company (“FMCC”) or General Motors Acceptance Corporation (“GMAC”), HGI shall have paid the Capitalized Cost of such Vehicle to FMCC or GMAC, as applicable, and any interest of FMCC or GMAC, as applicable, in such New ABS Vehicle shall have been terminated; and

(b)  the Purchaser and the Seller shall have received such other approvals, opinions or documents as the Purchaser or the Seller, as applicable, may reasonably request.

The Servicer, by arranging the transfer from HVF to HGI of the Capitalized Cost of any New HVF Vehicle and, unless otherwise specified in the Related Documents related to a Segregated Series, a New HVF Segregated Vehicle financed under a dealers’s floor plan line of credit provided by FMCC or GMAC pursuant to Section 1.05(a), shall be deemed to have represented that HGI has paid the Capitalized Cost of such New ABS Vehicle to FMCC or GMAC, as applicable, and that any interest of FMCC or GMAC, as applicable, in such New ABS Vehicle has been terminated.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  Representations of HGI and HVF.  As of the date hereof and with respect to each Vehicle transfer pursuant to Section 1.04 or 1.06, each of HGI and HVF represents and warrants as of the date of such transfer as follows:

(a)  It (i) is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, (ii) is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under the Related Documents make such qualification necessary, except to the extent that the failure to so qualify is not reasonably likely to result in a Material Adverse Effect, and (iii) has all power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as presently proposed to be conducted and for the purposes of the transactions contemplated by this Agreement and the other Related Documents.

(b)  It has all requisite power and authority to execute, deliver and perform this Agreement and to carry out the provisions hereof.  Its execution, delivery and performance of this Agreement have been duly authorized by all necessary action on its part and requires no action by or in respect of, or filing with, any Governmental Authority which has not been obtained.

(c)  This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the Agreement’s terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors rights and (ii) general principles of equity.

(d)  There is no action, suit, investigation or proceeding pending or, to its knowledge, threatened against it before any court or arbitrator or Governmental Authority that would materially adversely effect its financial condition, business, assets or operations or which in any manner draws into question the validity or enforceability of this Agreement or any other Related Document or its ability to perform its obligations under the Related Documents.

(e)  The execution, delivery and performance by it of this Agreement does not contravene, or constitute a default under, any Requirement of Law with respect to it or any Contractual Obligation with respect to it or result in the creation or imposition of any Lien on any property of it (except for Permitted Liens).

(f)  Sales made pursuant to this Agreement are intended to constitute valid sales of New ABS Vehicles and Transferred Vehicles to the applicable Purchaser and immediately upon transfer hereunder the applicable Purchaser shall have good title thereto, enforceable against creditors of, and purchasers from, the applicable Seller.  Neither Seller shall have any remaining property interest in a New ABS Vehicle or Transferred Vehicle sold to a Purchaser.

(g)  Immediately prior to each transfer of a New ABS Vehicle or Transferred Vehicle to the Purchaser hereunder, the applicable Seller had title to such New ABS Vehicle or Transferred Vehicle free and clear of all Liens and rights of others, except Permitted Liens.

(h)  Each sale of a New ABS Vehicle or Transferred Vehicle by a Seller to a Purchaser pursuant to this Agreement, and all other transactions between such Seller and such Purchaser, will be made in good faith and without intent to hinder, delay or defraud creditors of such Seller or Purchaser.

(i)  It has not established and does not maintain or contribute to any Pension Plan that is covered by Title IV of ERISA.

(j)  It has filed all federal, state and local tax returns and all other tax returns which, to its knowledge, are required to be filed (whether informational returns or not), and has paid all taxes due, if any, pursuant to said returns or pursuant to any assessment received by it, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been set aside on its books.  It has paid all fees and expenses required to be paid by it in connection with the conduct of its business, the maintenance of its existence and its qualification as a foreign limited liability company authorized to do business in each state in which it is required to so qualify, except to the extent that the failure to pay such fees and expenses is not reasonably likely to result in a Material Adverse Effect.

(k)  It is not, and is not controlled by an “investment company” within the meaning of, and is not required to register as an “investment company” under, the Investment Company Act.

(l)  Both before and after giving effect to each Purchase by HVF or HGI, as applicable, it is solvent within the meaning of the Bankruptcy Code and is not the subject of any voluntary or involuntary case or proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy or insolvency law and no Event of Bankruptcy has occurred with respect to it.

(m)  All of its issued and outstanding limited liability company interests are owned by Hertz, all of which limited liability company interests have been validly issued, are fully paid and non-assessable and are owned of record by Hertz.  In the case of HVF, it has no subsidiaries and owns no capital stock of, or other equity interest in, any other Person, other than Hertz Vehicles LLC.

(n)  In the case of HVF, (x) other than the HVF Credit Facility, the Related Documents or any agreement entered into in connection with the issuance of any Series of Notes pursuant to the Base Indenture, it is not a party to any contract or agreement of any kind or nature and (y) it is not subject to any obligations or liabilities of any kind or nature in favor of any third party, including, without limitation, Contingent Obligations.  In the case of HVF, it has not engaged in any activities since its formation (other than those incidental to its formation, the execution of the Related Documents to which it is a party and the performance of the activities referred to in or contemplated by such agreements).

(o)  It is not (i) in violation of the HGI LLC Agreement or HVF LLC Agreement, as applicable, (ii) in violation of any Requirement of Law or (iii) in violation of any Contractual Obligation.

If the applicable Vehicle transfer involves an HVF Vehicle, the HVF Segregated Vehicles, the Related Documents relating solely to such HVF Segregated Vehicles and each related Segregated Series shall be disregarded for purposes of making the representations set forth in Sections 3.01(f) and (g).  If the applicable Vehicle transfer involves an HVF Segregated Vehicle, the HVF Segregated Vehicles constituting Series-Specific Collateral for each other Segregated Series, the Related Documents relating solely to such other HVF Segregated Vehicles and each other Segregated Series, the HVF Vehicles, the Related Documents relating solely to such HVF Vehicles and each related Series of Notes shall be disregarded for purposes of making representations set forth in Sections 3.01(f) and (g).

SECTION 3.02.  Representations of Hertz.  As of the date hereof and with respect to each Vehicle transfer pursuant to Section 1.04 or 1.06, Hertz represents and warrants as of the date of such transfer as follows:

(a)  It has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power under the laws of such state to execute and deliver this Agreement and the other Related Documents to which it is a party and to perform its obligations hereunder and thereunder, and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction where the character of its properties or the nature of its business makes such qualification necessary and where the failure to do so would have a Material Adverse Effect.

(b)  This Agreement has been duly authorized, executed and delivered on its behalf and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement is a valid and legally binding agreement of Hertz.

(c)  There is no consent, approval, authorization, order, registration or qualification of or with any Governmental Authority having jurisdiction over it which is required for the execution, delivery and performance of this Agreement (except to the extent that the failure to obtain such consent, approval, authorization, order, registration or qualification is not reasonably likely to result in a Material Adverse Effect).

(d)  There are no actions, suits, investigations or proceedings pending or, to its knowledge after reasonable inquiry, threatened against it before any Governmental Authority which question the validity or enforceability of this Agreement or any action taken or to be taken pursuant hereto, or which, if adversely determined, are reasonably likely to materially impair its ability to perform its obligations under this Agreement.

(e)  Neither it nor any of its properties or assets are subject to any contract or agreement, any provision of its certificate of incorporation or by-laws or other restriction, any law, rule, ruling, regulation or judgment of any country, state, territory or political subdivision thereof or Governmental Authority which would have a material adverse effect on its ability to perform its obligations under this Agreement.

(f)  Its execution, delivery and performance of this Agreement will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, guarantee, lease financing agreement or other similar agreement or instrument under which it is a debtor or guarantor (except to the extent that such conflict, breach, creation or imposition is not reasonably likely to result in a Material Adverse Effect) nor will such action result in a violation of any provision of applicable law or regulation (except to the extent that such violation is not reasonably likely to result in a Material Adverse Effect) or of the provisions of its certificate of incorporation or by-laws.

ARTICLE 4

COVENANTS

SECTION 4.01.  Covenants of the Parties.

(a)  Compliance with Laws, etc.  Each of HGI, HVF and Hertz will comply in all material respects with all Requirements of Law and all applicable laws, rules, regulations and requirements of Governmental Authorities except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and where such noncompliance would not materially and adversely affect its business, financial condition, operations or properties or its ability to perform its obligations under the Related Documents to which it is a party.

(b)  Notice of Proceedings.  Promptly upon becoming aware thereof, each of HGI, HVF and Hertz agrees to give the other parties to this Agreement, the Trustee and the Collateral Agent written notice of the commencement or existence of any proceeding by or before any Governmental Authority against or affecting it which is reasonably likely to have a material adverse effect on its financial condition, business, assets or operations or its ability to perform its obligations under the Related Documents to which it is a party.

(c)  Further Assurances.  Each of HGI, HVF and Hertz agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further reasonable actions (other than re-titling HVF Vehicles or HGI Vehicles to reflect a titleholder other than the Nominee) that may be reasonably necessary or desirable, or that a Purchaser or its assignee may reasonably request, to perfect, protect, or more fully evidence the sale of New ABS Vehicles and Transferred Vehicles under this Agreement, or to enable a party to this Agreement or its assignee to exercise and enforce its respective rights and remedies under this Agreement.

(d)  Separate Conduct of Business.

(i)  Each of HVF and Hertz agree that HVF will:  (i) at all times maintain at least two Independent Directors; (ii) to the extent that it will require an office to conduct its business, conduct its business from an office separate from that of Hertz or any of Hertz’s other Affiliates; (iii) maintain separate corporate records and books of account from those of Hertz or any of Hertz’s other Affiliates; (iv) ensure that all substantive communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name; (v) not hold itself out as having agreed to pay, or as being liable for, the obligations of Hertz or any of Hertz’s other Affiliates ; (vi) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement; (vii) not engage in any transaction with Hertz or any of Hertz’s other Affiliates except as contemplated by this Agreement or the other Related Documents or as permitted by this Agreement or the other Related Documents; and (viii) prepare its annual financial statements in a manner that is wholly consistent with the conclusion that the assets of Hertz or any of Hertz’s other Affiliates are not available to pay its creditors.

(ii)  Hertz agrees that it will (i) conduct its business from an office separate from that of HVF, should HVF require an office to conduct its business; (ii) maintain separate corporate records and books of account from those of HVF; (iii) ensure that all substantive communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name, except as contemplated in this Agreement or the Related Documents or as permitted by this Agreement or the other Related Documents; (iv) not hold itself out as having agreed to pay, or as being liable for, the obligations of HVF; (v) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement; (vi) not engage in any transaction with HVF except as contemplated by this Agreement or the other Related Documents or as permitted by this Agreement or the other Related Documents; and (vii) prepare its annual financial statements in accordance with GAAP.

(e)  Maintenance of Separate Existence.  Each of HGI and HVF acknowledges its receipt of a copy of that certain opinion letter issued by Weil, Gotshal & Manges dated September 18, 2009 addressing the issue of substantive consolidation as it may relate to each of Hertz, HFF, Hertz Vehicles LLC and HVF.  HGI and HVF hereby agree to maintain in place all policies and procedures in all material respects, and take and continue to take all action, described in the factual assumptions set forth in such opinion letter and relating to such Person, except as may be confirmed as not required in a subsequent or supplemental opinion of Weil, Gotshal & Manges addressing the issue of substantive consolidation as it may relate to each of Hertz, Hertz Vehicles LLC, HVF and HFF.

(f)  Notice of Event of Termination.  Each of HGI, HVF and Hertz agrees that promptly upon becoming aware of any Event of Termination or any event which, with the giving of notice, the passage of time or both, would constitute an Event of Termination, it will furnish notice of such Event of Termination to the Trustee, the Collateral Agent (and, if such HVF Segregated Vehicle Termination Event relates to HVF Segregated Vehicles pledged as Series-Specific Collateral for any Segregated Non-Collateral Agency Series, the collateral agent with respect to such related Segregated Series) and each of the other parties to this Agreement.

(g)  New Vehicle Schedules, Rejected Vehicle Schedules and Transferred Vehicle Schedules.  Hertz, as Servicer, shall deliver New Vehicle Schedules with respect to New HVF Vehicles, Rejected Vehicle Schedules with respect to New HVF Vehicles and Transferred Vehicle Schedules with respect to New HVF Vehicles to HGI, HVF, the Nominee, the Collateral Agent and the Trustee in accordance with Sections 1.04 and 1.06, and the information contained in such New Vehicle Schedules, Rejected Vehicle Schedules and Transferred Vehicle Schedules shall be correct in all material respects at the time of their delivery.  Hertz, as Servicer, shall deliver New Vehicle Schedules with respect to New HVF Segregated Vehicles, Rejected Vehicle Schedules with respect to New HVF Segregated Vehicles and Transferred Vehicle Schedules with respect to New HVF Segregated Vehicles to HGI, HVF, the Nominee, the Collateral Agent (or, if such schedules relate to HVF Segregated Vehicles pledged as Series-Specific Collateral for any Segregated Non-Collateral Agency Series, the collateral agent with respect to such related Segregated Series), and the Trustee in accordance with Sections 1.04 and 1.06, and the information contained in such New Vehicle Schedules, Rejected Vehicle Schedules and Transferred Vehicle Schedules shall be correct in all material respects at the time of their delivery

(h)  Titling and Liening of Vehicles.  Hertz, as Servicer, shall, subject to the terms of the Nominee Agreement, title each Vehicle (other than any HVF Segregated Vehicle constituting Series-Specific Collateral for any Segregated Non-Nominee Series) in the name of the Nominee, unless and until it is directed to do otherwise in accordance with the Nominee Agreement.  Hertz shall title each HVF Segregated Vehicle pledged as Series-Specific Collateral for any Segregated Non-Nominee Series in the name of the nominee with respect to the related Segregated Non-Nominee Series, unless it is directed to do otherwise in accordance with the related nominee agreement or Series Supplement.  Hertz, as Servicer, shall, subject to the terms of the Collateral Agency Agreement, note the lien of the Collateral Agent on the Certificate of Title of each Vehicle, unless and until it is directed to do otherwise in accordance with the Collateral Agency Agreement.  Hertz, as Servicer, shall, subject to the terms of the collateral agency agreement or any similar agreement relating to a Segregated Non-Collateral Agency Series, Collateral Agent note the lien of the collateral agent with respect to such Segregated Non-Collateral Agency Series on the Certificate of Title of each such Vehicle pledged as Series-Specific Collateral with respect to such Segregated Series.

(i)  HGI further agrees that:

(i)  Payment of Obligations.  It will pay and discharge, at or before maturity, all of its respective material obligations and liabilities, including, without limitation, tax liabilities and other governmental claims, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with GAAP, reserves as appropriate for the accrual of any of the same.

(ii)  Conduct of Business and Maintenance of Existence.  It will maintain its existence as a limited liability company, validly existing and in good standing under the laws of the State of Delaware and duly qualified as a foreign limited liability company licensed under the laws of each state in which the failure to so qualify would have a material adverse effect on its business, financial condition, results of operations or properties or its ability to perform its obligations under the Related Documents to which it is a party or which qualification shall be necessary to protect the validity and enforceability of this Agreement.

(iii)  Books and Records.  It will keep proper books of record and accounts in which full, true and correct entries shall be made of all its dealings and transactions, business and activities in accordance with GAAP.

(iv)  No ERISA Plan.  It will not establish or maintain or contribute to any Pension Plan that is covered by Title IV of ERISA.

(v)  Mergers.  It will not merge or consolidate with or into any other Person.

(vi)  Dividends, Officers’ Compensation, etc.  It will not declare or pay any distributions on any of its limited liability company interests except to the extent permitted under Section 18-607 of the Delaware Limited Liability Company Act.

(vii)  Amendments to HGI LLC Agreement.  It will not amend the HGI LLC Agreement or its certificate of formation unless, prior to such amendment, the Rating Agency Condition with respect to each Series of Indenture Notes Outstanding shall have been satisfied with respect to such amendment.

ARTICLE 5

SERVICER; MASTER EXCHANGE AGREEMENT

SECTION 5.01.  Hertz Acting as Servicer.  The parties to this Agreement acknowledge and agree that Hertz has agreed to act on behalf of each of HGI and HVF as Servicer pursuant to the Leases, and, as Servicer, has agreed to perform certain duties of each of HGI and HVF under this Agreement and the other Related Documents.

SECTION 5.02.  Master Exchange Agreement.  The parties to this Agreement acknowledge and agree that any action to be taken by HVF or HGI pursuant to this Agreement (including, but not limited to, the payment or receipt of any amounts) may be taken by the Intermediary to the extent provided for in the Master Exchange Agreement.  Servicer agrees, to the extent requested by HGI or HVF, to cooperate with HVF or HGI, as applicable, in effecting any such actions pursuant to, and in accordance with, the terms of the Master Exchange Agreement.

ARTICLE 6

EVENTS OF TERMINATION

SECTION 6.01.  Events of Termination.  If any of the following events (each an “Event of Termination”) shall occur and be continuing:

(a)  A Purchaser shall fail to make any payment required under Section 1.05 or 1.07 for five Business Days; or

(b)  Any representation or warranty made by Hertz, HGI or HVF under this Agreement or any written information or report (including, without limitation, any New Vehicle Schedule, Rejected Vehicle Schedule or Transferred Vehicle Schedule) delivered by the Servicer pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or delivered and such condition, to the extent it is capable of being remedied, shall remain unremedied for 10 days; or

(c)  Hertz, HGI or HVF shall fail to perform or observe in any material respect any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 10 days after the earlier of the date that written notice thereof shall have been given to Hertz, HGI, HVF, the Trustee, the Collateral Agent or the collateral agent with respect to a Segregated Non-Collateral Agency Series, and the date that Hertz, HGI or HVF has actual knowledge thereof; or

(d)  A Liquidation Event of Default occurs; or

(e)  Any purchase of New ABS Vehicles, Rejected Vehicles or Transferred Vehicles hereunder shall for any reason cease to transfer valid ownership of such New ABS Vehicles, Rejected Vehicles or Transferred Vehicles to the Purchaser thereof free and clear of any Lien other than Permitted Liens; or

(f)  An Event of Bankruptcy occurs with respect to Hertz or a Seller; or

(g)  A Servicer Default occurs; or

(h)  With respect to the HVF Vehicles, an Amortization Event occurs, and with respect to the HVF Segregated Vehicles that constitute Series-Specific Collateral for any Segregated Series, an Amortization Event occurs with respect to such Segregated Series;

then, and in any such event, each of HGI and HVF will no longer be obligated to buy or sell vehicles under this Agreement.

ARTICLE 7

INDEMNIFICATION

SECTION 7.01.  Indemnification.  The parties agree that the arrangements set forth in this Agreement are covered by the Indemnification Agreement. In addition, (a) Hertz hereby indemnifies and holds harmless HGI, HVF, the Trustee and the Collateral Agent for any or all damages, claims, demands, losses, liabilities and related costs or expenses (“Losses”) arising out of or resulting from (including reasonable costs of investigation and attorney’s fees and expenses) (i) any actions or failures to act in connection with this Agreement, including providing notices pursuant to Sections 1.04 and 1.06, ordering Vehicles pursuant to Section 1.02, and facilitating payment for Vehicles pursuant to Sections 1.03, 1.05 and 1.07 or (ii) the failure of any representation or warranty or statement made by Hertz (or any of its officers) under or in connection with this Agreement or in any certificate, report, schedule or notice delivered pursuant hereto to be true and correct when made or deemed made; and (b) HGI hereby indemnifies and holds harmless HVF for any and all Losses arising out of or resulting from (including reasonable costs of negotiation and attorney’s fees and expenses) any actions of a Qualified Intermediary on behalf of HGI in connection with the Master Exchange Agreement.  The provisions of this indemnity shall run directly to, and be enforceable by, an injured party and shall survive the termination of this Agreement.

ARTICLE 8

MISCELLANEOUS

SECTION 8.01.  No Third Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the parties hereto, the Trustee, the Collateral Agent and their respective successors and permitted assigns.

SECTION 8.02.  Entire Agreement.  This Agreement and the other agreements specifically referenced herein constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

SECTION 8.03.  Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Under the Indenture, HVF will assign its rights under this Agreement to the Trustee (for the benefit of the holders of the applicable Indenture Notes); the parties hereto may not otherwise assign either this Agreement or any of their respective rights, interest, or obligations hereunder without the prior written approval of the other parties and the satisfaction of the Rating Agency Condition with respect to each Series of Indenture Notes Outstanding.

SECTION 8.04.  Counterparts.  This Agreement may be executed in separate counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

SECTION 8.05.  Headings.  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.06.  Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request demand, claim, or other communication hereunder will be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Hertz, HGI or HVF:
225 Brae Boulevard
Park Ridge, NJ 07656
Attention:  Treasury Department
Telephone no. (201) 307-2000
Facsimile no. (201) 307-2746

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.
2 North LaSalle Street, Suite 1020
Chicago, IL  60602
Attention:  Corporate Trust Administration — Structured Finance
Telephone no. (312) 827-8569
Facsimile no. (312) 827-8562

If to the Collateral Agent:

The Bank of New York Mellon Trust Company, N.A.
2 North LaSalle Street, Suite 1020
Chicago, IL  60602
Attention:   Corporate Trust Administration — Structured Finance
Telephone no. (312) 827-8569
Facsimile no. (312) 827-8562

Any party hereto may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any party hereto may change the address to which notices, requests, demands, claims and other communications  hereunder are to be delivered by giving the other parties notice in the manner herein as set forth.

SECTION 8.07.  Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK.

SECTION 8.08.  Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by each of the parties hereto and the Rating Agency Condition with respect to each Series of Indenture Notes Outstanding shall have been satisfied with respect thereto.  No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 8.09.  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 8.10.  Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

SECTION 8.11.  Nonpetition Covenants.  Each of HVF, HGI and Hertz hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all of the Indenture Notes, it will not institute against, or join with, encourage or cooperate with any other Person in instituting against, HVF, HGI or the Intermediary any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. The provisions of this Section 8.11 shall survive the termination of this Agreement.

SECTION 8.12.  Fee.  As compensation for the services rendered by HGI to HVF pursuant to this Agreement, HVF shall pay to HGI a fee of $5,000 per month which shall be payable on the Payment Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE HERTZ CORPORATION

By:	/s/ Scott Massengill
Scott Massengill
Treasurer

HERTZ GENERAL INTEREST LLC

By:	/s/ Scott Massengill
Scott Massengill
Vice President & Treasurer

HERTZ VEHICLE FINANCING LLC

By:	/s/ Scott Massengill
Scott Massengill
Vice President & Treasurer

EXHIBIT A

New Vehicle Schedule

Owner (HGI or HVF)
Segregated Series to Which Vehicle Relates (if applicable)
VIN
Manufacturer
Model Year and Make
Program/Non-Program
Drop Location/ Owning Area
Date of Original Purchase
Capitalized Cost
Effective Date of Sale to HVF (if applicable)
Vehicle Operating Lease Commencement Date

EXHIBIT B

Rejected Vehicle Schedule

Segregated Series to Which Vehicle Relates (if applicable)
VIN
Manufacturer
Model Year and Make
Program/Non-Program
Drop Location/ Owning Area
Date of Original Purchase
Capitalized Cost
Effective Date of Sale to HVF
Date of Rejection by Lessee
Proposed Effective Date of Repurchase by HGI

EXHIBIT C

Transferred Vehicle Schedule

Owner (HGI or HVF)
Segregated Series to Which Vehicle Relates (if applicable)
VIN
Inventory Unit Number
Manufacturer
Model Year and Make
Program/Non-Program
Drop Location/ Owning Area
Transfer Price
Date of Original Purchase
In-Service Date
Effective Date of Transfer
Vehicle Operating Lease Commencement Date